PRIDE
BUSINESS DEVELOPMENT HOLDINGS, INC.

April 22, 2008

VIA FACSIMILE: 202-772-9202

Mr. Scott Ruggiero
Staff Accountant
United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street N.E.
Washington, D.C. 20549

Re:	Pride Business Development Holdings, Inc.
Form 10-KSB For the fiscal year ended December 31, 2005
Filed June 1, 2006
Form 10-QSB For the quarterly period ended March 31, 2006
Filed July 14, 2006
Form 10-QSB For the quarterly period ended June 30, 2006
Filed August 23, 2006
File No: 0-51107

Dear Mr. Ruggiero,

With respect to the above captioned matter the company acknowledges that:

•	the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and

•	the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Ari L. Markow